Exhibit 99.1

NEWS RELEASE

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

IMMEDIATE RELEASE

Transcat Reports 13% Operating Income Growth on
Record Revenue of $40.5 million for Fiscal 2018 Third Quarter

●	Service segment revenue up 7.5% all on organic growth
●	Service gross margin improved 30 basis points from productivity improvements
●	Record Distribution sales of $21.7 million
●	Achieved quarterly diluted earnings per share of $0.25; Reduced U.S. corporate tax rate contributed $0.04

ROCHESTER, NY, January 29, 2018 – Transcat, Inc. (NASDAQ: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration, repair, inspection and laboratory instrument services and value-added distributor of professional grade handheld test, measurement and control instrumentation, today reported financial results for its third quarter ended December 23, 2017 (the “third quarter”) of fiscal year 2018, which ends March 31, 2018 (“fiscal 2018”).

“We are pleased to report strong third quarter results in both segments. This quarter represents record results for our Distribution segment as momentum in our core sales as well as rentals continues to be strong. Our Service segment generated solid organic growth of 7.5% and delivered improved productivity with a 30 basis point increase in gross margin,” commented Lee D. Rudow, President and CEO. “Transcat continues to demonstrate results consistent with the effective execution of our strategic plan.”

Third Quarter Fiscal 2018 Review	(Results are compared with the third quarter of the fiscal year ended March 25, 2017 (“fiscal 2017”))

($ in thousands)			Change
	FY18 Q3	FY17 Q3	$'s	%
Service Revenue	$18,769	$17,455	$1,314	7.5%
Distribution Sales	$21,714	$20,358	$1,356	6.7%
Revenue	$40,483	$37,813	$2,670	7.1%
Gross Profit	$9,701	$8,915	$786	8.8%
Gross Margin	24.0%	23.6%

Operating Income	$2,654	$2,353	$301	12.8%
Operating Margin	6.6%	6.2%

Net Income	$1,831	$1,270	$561	44.2%
Net Margin	4.5%	3.4%

Adjusted EBITDA*	$4,400	$3,901	$499	12.8%
Adjusted EBITDA* Margin	10.9%	10.3%

*See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

Transcat achieved record consolidated quarterly revenue of $40.5 million, up 7.1%. Consolidated gross profit grew by 8.8% and gross margin improved 40 basis points. General and Administrative expenses were up $0.5 million to $2.9 million, which reflected the Company’s continued investment in its infrastructure and operational excellence initiatives. Overall, operating income increased $0.3 million and operating margin increased 40 basis points to 6.6%.

Transcat Reports 13% Operating Income Growth on Record Revenue of $40.5 million for Fiscal 2018 Third Quarter
January 29, 2018

On December 22, 2017, the Tax Cuts and Jobs Act (H.R. 1) (the "Act") was signed into law. The Act includes numerous changes in existing tax law, including a permanent reduction in the federal corporate income tax rate from 35% to 21%. The Act contains other provisions that are not expected to materially impact the Company. As a result of the reduction in the federal income tax rates, the effective tax rate for the third quarter of fiscal 2018 was 21.9% from the prescribed blending of old and new federal income tax rates and the reduction of certain deferred tax liabilities previously recorded. Third quarter diluted earnings per share increased $0.07 to $0.25, of which $0.04 of the increase was due to the Act.

Service segment delivers solid organic growth while focusing on productivity enhancements

Represents the accredited calibration, repair, inspection and laboratory instrument services business (46% of total revenue for the third quarter of fiscal 2018).

($ in thousands)			Change
	FY18 Q3	FY17 Q3	$'s	%
Service Segment Revenue	$18,769	$17,455	$1,314	7.5%
Gross Profit	$4,699	$4,306	$393	9.1%
Gross Margin	25.0%	24.7%

Operating Income	$1,063	$941	$122	13.0%
Operating Margin	5.7%	5.4%

Adjusted EBITDA*	$2,278	$2,067	$211	10.2%
Adjusted EBITDA* Margin	12.1%	11.8%

*See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

Service revenue increased 7.5% on all organic growth, and was comprised of new business from the life science market and growth in general industrial manufacturing, which includes both the defense and aerospace markets.

Gross profit increased $0.4 million and gross margin improved 30 basis points due to productivity improvements, including the ramp-up in productivity from technicians hired earlier in the fiscal year.

Diversified sales channels lift Distribution segment

Represents the distribution and rental of new and used professional grade handheld test, measurement and control instrumentation (54% of total revenue for the third quarter of fiscal 2018).

($ in thousands)			Change
	FY18 Q3	FY17 Q3	$'s	%
Distribution Segment Sales	$21,714	$20,358	$1,356	6.7%
Gross Profit	$5,002	$4,609	$393	8.5%
Gross Margin	23.0%	22.6%

Operating Income	$1,591	$1,412	$179	12.7%
Operating Margin	7.3%	6.9%

Adjusted EBITDA*	$2,122	$1,834	$288	15.7%
Adjusted EBITDA* Margin	9.8%	9.0%

*See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

The Distribution sales increase reflected higher demand from industrial customers, including new equipment sold through the Company’s independent representative network and increased web-based sales. It also reflects higher rental revenue, which was up 44% to $1.0 million in the quarter. Despite a decrease in year over year volume-based vendor rebates, the segment recorded a 40 basis point improvement in gross margin.

Transcat Reports 13% Operating Income Growth on Record Revenue of $40.5 million for Fiscal 2018 Third Quarter
January 29, 2018

Nine Month Review (Results are compared with the first nine months of fiscal 2017)

Total revenue was $112.7 million, up 6.9%, or $7.2 million for the first nine months of fiscal 2018, all from organic growth. Consolidated gross margin was 23.6% of revenue, down 30 basis points primarily due to Service segment productivity challenges earlier in fiscal 2018. As a percentage of total revenue, consolidated operating expenses were 18.7%, down 10 basis points. As a result, operating income increased $0.2 million to $5.5 million, or 4.9% of revenue. Net income was $3.5 million compared with $3.1 million, of which $0.3 million of this increase was from lower income tax expense resulting from the new tax Act. Adjusted EBITDA improved 7.3% to $11.1 million. See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

Balance Sheet and Cash Flow Overview

Capital expenditures were $5.1 million for the first nine months of fiscal 2018. Investments were primarily for assets for customer-driven expansion of Service segment capabilities, including mobile calibration fleet investments and RF/electronics assets for the aerospace/defense and life science markets, and purchases of rental business assets.

On October 30, 2017, the Company entered into an amended and restated credit facility agreement, which extended the term of the Company’s $30.0 million revolving credit facility to 2021 and increased the amount of the term loan to $15.0 million, replacing the previous term loan. The excess funds of the new term loan were used to repay amounts outstanding under the revolving credit facility.

At December 23, 2017, the Company had total debt of $26.2 million, with $18.4 million available under its credit facility. Total debt compared with fiscal 2017 year-end was down $1.1 million. The Company’s leverage ratio, as defined in the credit agreement, was 1.72 at December 23, 2017, compared with 1.88 at fiscal 2017 year-end.

As previously announced, on December 20, 2017, the Company filed a universal shelf registration statement on Form S-3 with the United States Securities and Exchange Commission (the “SEC”). Under the shelf registration statement, the Company may from time to time in one or more future offerings, issue various types of securities up to an aggregate amount of $50 million. Mr. Rudow noted, “While we have no immediate plans to use this registration statement, we are being proactive in our efforts to support our growth strategy.” The SEC declared the shelf registration statement effective on January 5, 2018.

Outlook

Mr. Rudow concluded, “We believe we are well positioned and on track for a record year in fiscal 2018. Our multi-year operational excellence initiatives are starting to gain traction and are positively impacting both segments. Our Service segment continues to strengthen its market position, particularly in the life science space where we believe our value proposition resonates the most, and where regulation and the high cost of failure drive recurring revenue streams. We will continue to focus on leveraging technology as a competitive advantage and a driver of increased margins.”

Given the changes to the federal corporate income tax rate, Transcat expects its blended income tax rate for fiscal year 2018 to range between 28% and 29%. For fiscal year 2019, the Company expects its effective income tax rate to be approximately 26%.

The Company tightened its capital expenditures expectations for the full year fiscal 2018 to a range of $6.0 million to $6.3 million, which is being used primarily for IT infrastructure investments to drive operational excellence, specific customer-opportunity driven Service capabilities and additional assets for the Company’s growing rental business.

Webcast and Conference Call

Transcat will host a conference call and webcast on Tuesday, January 30, 2018 at 11:00 a.m. ET. Management will review the financial and operating results for the third quarter, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. The review will be

Transcat Reports 13% Operating Income Growth on Record Revenue of $40.5 million for Fiscal 2018 Third Quarter
January 29, 2018

accompanied by a slide presentation, which will be available at www.transcat.com/investor-relations. The conference call can be accessed by calling (201) 689-8471. Alternatively, the webcast can be monitored at www.transcat.com/investor-relations.

A telephonic replay will be available from 2:00 p.m. ET on the day of the call through Tuesday, February 6, 2018. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13675052, or access the webcast replay at www.transcat.com/investor-relations, where a transcript will be posted once available.

NOTE 1 – Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, and non-cash stock-based compensation expense), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, and stock-based compensation expense, which is not always commensurate with the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business segments and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. See the attached Adjusted EBITDA Reconciliation table on page 9.

ABOUT TRANSCAT
Transcat, Inc. is a leading provider of accredited calibration, repair, inspection and laboratory instrument services. The Company is focused on providing best-in-class services and products to highly regulated industries, including life science, aerospace and defense, pharmaceutical, medical device manufacturing and biotechnology. Transcat provides permanent and periodic on-site services, mobile calibration services and in-house services through 22 Calibration Service Centers strategically located across the United States, Puerto Rico and Canada. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor that markets, sells and rents new and used national and proprietary brand instruments to customers primarily in North America. The Company believes its combined Service and Distribution segment offerings, experience, technical expertise and integrity create a unique and compelling value proposition for its customers.

Transcat’s strategy is to leverage the complementary nature of its two operating segments, its comprehensive service capabilities, strong brand, enhanced e-commerce capabilities and leading distribution platform to drive organic sales growth. The Company will also look to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model.

More information about Transcat can be found at: Transcat.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions. Forward-looking statements are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue,

Transcat Reports 13% Operating Income Growth on Record Revenue of $40.5 million for Fiscal 2018 Third Quarter
January 29, 2018

profit margins, sales operations, capital expenditures, cash flows, operating income, growth strategy, segment growth, potential acquisitions, integration of acquired businesses, market position, customer preferences, outlook and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual Report and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update, correct or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Michael J. Tschiderer, Chief Financial Officer	Deborah K. Pawlowski, Investor Relations
Phone: (585) 352-7777	Phone: (716) 843-3908
Email: mtschiderer@transcat.com	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

Transcat Reports 13% Operating Income Growth on Record Revenue of $40.5 million for Fiscal 2018 Third Quarter
January 29, 2018

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
	December 23,	December 24,	December 23,	December 24,
	2017	2016	2017	2016
Service Revenue	$18,769	$17,455	$55,490	$51,577
Distribution Sales	21,714	20,358	57,199	53,868
Total Revenue	40,483	37,813	112,689	105,445

Cost of Service Revenue	14,070	13,149	41,835	38,402
Cost of Distribution Sales	16,712	15,749	44,308	41,855
Total Cost of Revenue	30,782	28,898	86,143	80,257

Gross Profit	9,701	8,915	26,546	25,188

Selling, Marketing and Warehouse
Expenses	4,150	4,159	12,247	12,612
General and Administrative Expenses	2,897	2,403	8,776	7,207
Total Operating Expenses	7,047	6,562	21,023	19,819

Operating Income	2,654	2,353	5,523	5,369

Interest and Other Expense, net	311	188	854	547

Income Before Income Taxes	2,343	2,165	4,669	4,822
Provision for Income Taxes	512	895	1,201	1,729

Net Income	$1,831	$1,270	$3,468	$3,093

Basic Earnings Per Share	$0.26	$0.18	$0.49	$0.44
Average Shares Outstanding	7,142	7,010	7,115	6,984

Diluted Earnings Per Share	$0.25	$0.18	$0.48	$0.43
Average Shares Outstanding	7,319	7,204	7,273	7,161

Transcat Reports 13% Operating Income Growth on Record Revenue of $40.5 million for Fiscal 2018 Third Quarter
January 29, 2018

TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	December 23,	March 25,
	2017	2017
ASSETS
Current Assets:
Cash	$504	$842
Accounts Receivable, less allowance for doubtful accounts of $270 and $210 as of December 23, 2017 and March 25, 2017,
respectively	22,700	22,049
Other Receivables	1,535	1,227
Inventory, net	11,144	10,278
Prepaid Expenses and Other Current Assets	988	1,193
Total Current Assets	36,871	35,589
Property and Equipment, net	17,478	15,568
Goodwill	32,823	32,520
Intangible Assets, net	5,984	7,519
Other Assets	1,079	901
Total Assets	$94,235	$92,097

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$11,478	$11,615
Accrued Compensation and Other Liabilities	4,524	5,907
Income Taxes Payable	468	805
Current Portion of Long-Term Debt	2,143	1,429
Total Current Liabilities	18,613	19,756
Long-Term Debt	24,103	25,883
Deferred Tax Liability	955	1,134
Other Liabilities	1,960	1,923
Total Liabilities	45,631	48,696

Shareholders' Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized;
7,144,475 and 7,043,754 shares issued and outstanding
as of December 23, 2017 and March 25, 2017, respectively	3,572	3,522
Capital in Excess of Par Value	14,553	12,996
Accumulated Other Comprehensive Loss	(161)	(414)
Retained Earnings	30,640	27,297
Total Shareholders' Equity	48,604	43,401
Total Liabilities and Shareholders' Equity	$94,235	$92,097

Transcat Reports 13% Operating Income Growth on Record Revenue of $40.5 million for Fiscal 2018 Third Quarter
January 29, 2018

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	(Unaudited)
	For the Nine Months Ended
	December 23,	December 24,
	2017	2016
Cash Flows from Operating Activities:
Net Income	$3,468	$3,093
Adjustments to Reconcile Net Income to Net Cash Provided
by Operating Activities:
Loss on Sale of Property and Equipment	57	6
Deferred Income Taxes	11	121
Depreciation and Amortization	4,527	4,667
Provision for Accounts Receivable and Inventory Reserves	341	243
Stock-Based Compensation	1,095	316
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(1,009)	(3,168)
Inventory	(612)	(3,967)
Prepaid Expenses and Other Assets	(29)	(341)
Accounts Payable	(137)	3,378
Accrued Compensation and Other Liabilities	(1,325)	(454)
Income Taxes Payable	(570)	(20)
Net Cash Provided by Operating Activities	5,817	3,874

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(5,084)	(4,104)
Proceeds from Sale of Property and Equipment	11	29
Business Acquisitions, net of cash acquired	-	(6,977)
Net Cash Used in Investing Activities	(5,073)	(11,052)

Cash Flows from Financing Activities:
Proceeds from (Repayment of) Revolving Credit Facility, net	(7,018)	(1,924)
Proceeds from Term Loan	7,143	10,000
Repayments of Term Loan	(1,190)	(952)
Issuance of Common Stock	821	384
Repurchase of Common Stock	(344)	(98)
Stock Option Redemption	(90)	(137)
Payment of Contingent Consideration & Holdbacks Related to
Business Acquisitions	-	(339)
Net Cash (Used in) Provided by Financing Activities	(678)	6,934

Effect of Exchange Rate Changes on Cash	(404)	162

Net Decrease in Cash	(338)	(82)
Cash at Beginning of Period	842	641
Cash at End of Period	$504	$559

Transcat Reports 13% Operating Income Growth on Record Revenue of $40.5 million for Fiscal 2018 Third Quarter
January 29, 2018

TRANSCAT, INC.
Adjusted EBITDA Reconciliation Table
(Dollars in thousands)
(Unaudited)

	Fiscal 2018
	Q1	Q2	Q3	Q4	YTD
Net Income	$856	$781	$1,831		$3,468
+ Interest Expense	236	281	250		767
+ Other Expense / (Income)	36	(10)	61		87
+ Tax Provision	283	406	512		1,201
Operating Income	$1,411	$1,458	$2,654		$5,523
+ Depreciation & Amortization	1,487	1,497	1,543		4,527
+ Other (Expense) / Income	(36)	10	(61)		(87)
+ Noncash Stock Compensation	499	332	264		1,095
Adjusted EBITDA	$3,361	$3,297	$4,400		$11,058
Segment Breakdown
Service Operating Income	$885	$790	$1,063		$2,738
+ Depreciation & Amortization	1,110	1,107	1,126		3,343
+ Other (Expense) / Income	(28)	4	(45)		(69)
+ Noncash Stock Compensation	249	168	134		551
Service Adjusted EBITDA	$2,216	$2,069	$2,278		$6,563
Distribution Operating Income	$526	$668	$1,591		$2,785
+ Depreciation & Amortization	377	390	417		1,184
+ Other (Expense) / Income	(8)	6	(16)		(18)
+ Noncash Stock Compensation	250	164	130		544
Distribution Adjusted EBITDA	$1,145	$1,228	$2,122		$4,495

	Fiscal 2017
	Q1	Q2	Q3	Q4	YTD
Net Income	$906	$917	$1,270	$1,429	$4,522
+ Interest Expense	137	180	184	218	719
+ Other Expense / (Income)	31	11	4	5	51
+ Tax Provision	364	470	895	913	2,642
Operating Income	$1,438	$1,578	$2,353	$2,565	$7,934
+ Depreciation & Amortization	1,549	1,556	1,562	1,517	6,184
+ Other (Expense) / Income	(31)	(11)	(4)	(5)	(51)
+ Noncash Stock Compensation	149	177	(10)	137	453
Adjusted EBITDA	$3,105	$3,300	$3,901	$4,214	$14,520
Segment Breakdown
Service Operating Income	$1,044	$791	$941	$1,993	$4,769
+ Depreciation & Amortization	1,247	1,137	1,158	1,118	4,660
+ Other (Expense) / Income	(27)	(12)	(7)	(9)	(55)
+ Noncash Stock Compensation	80	94	(25)	68	217
Service Adjusted EBITDA	$2,344	$2,010	$2,067	$3,170	$9,591
Distribution Operating Income	$394	$787	$1,412	$572	$3,165
+ Depreciation & Amortization	302	419	404	399	1,524
+ Other (Expense) / Income	(4)	1	3	4	4
+ Noncash Stock Compensation	69	83	15	69	236
Distribution Adjusted EBITDA	$761	$1,290	$1,834	$1,044	$4,929

Transcat Reports 13% Operating Income Growth on Record Revenue of $40.5 million for Fiscal 2018 Third
Quarter
January 29, 2018

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
SERVICE	FY 2018 Q3	FY 2017 Q3	$'s	%
Service Revenue	$18,769	$17,455	$1,314	7.5%
Cost of Revenue	$14,070	$13,149	$921	7.0%
Gross Profit	$4,699	$4,306	$393	9.1%
Gross Margin	25.0%	24.7%

Selling, Marketing & Warehouse Expenses	$2,092	$2,168	($76)	(3.5%)
General and Administrative Expenses	$1,544	$1,197	$347	29.0%
Operating Income	$1,063	$941	$122	13.0%
% of Revenue	5.7%	5.4%

			Change
DISTRIBUTION	FY 2018 Q3	FY 2017 Q3	$'s	%
Distribution Sales	$21,714	$20,358	$1,356	6.7%
Cost of Sales	$16,712	$15,749	$963	6.1%
Gross Profit	$5,002	$4,609	$393	8.5%
Gross Margin	23.0%	22.6%

Selling, Marketing & Warehouse Expenses	$2,058	$1,991	$67	3.4%
General and Administrative Expenses	$1,353	$1,206	$147	12.2%
Operating Income	$1,591	$1,412	$179	12.7%
% of Sales	7.3%	6.9%

			Change
TOTAL	FY 2018 Q3	FY 2017 Q3	$'s	%
Total Revenue	$40,483	$37,813	$2,670	7.1%
Total Cost of Revenue	$30,782	$28,898	$1,884	6.5%
Gross Profit	$9,701	$8,915	$786	8.8%
Gross Margin	24.0%	23.6%

Selling, Marketing & Warehouse Expenses	$4,150	$4,159	($9)	(0.2%)
General and Administrative Expenses	$2,897	$2,403	$494	20.6%
Operating Income	$2,654	$2,353	$301	12.8%
% of Revenue	6.6%	6.2%

Transcat Reports 13% Operating Income Growth on Record Revenue of $40.5 million for Fiscal 2018 Third Quarter
January 29, 2018

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
	FY 2018	FY 2017
SERVICE	YTD	YTD	$'s	%
Service Revenue	$55,490	$51,577	$3,913	7.6%
Cost of Revenue	$41,835	$38,402	$3,433	8.9%
Gross Profit	$13,655	$13,175	$480	3.6%
Gross Margin	24.6%	25.5%

Selling, Marketing & Warehouse Expenses	$6,310	$6,815	($505)	(7.4%)
General and Administrative Expenses	$4,607	$3,584	$1,023	28.5%
Operating Income	$2,738	$2,776	($38)	(1.4%)
% of Revenue	4.9%	5.4%

			Change
	FY 2018	FY 2017
DISTRIBUTION	YTD	YTD	$'s	%
Distribution Sales	$57,199	$53,868	$3,331	6.2%
Cost of Sales	$44,308	$41,855	$2,453	5.9%
Gross Profit	$12,891	$12,013	$878	7.3%
Gross Margin	22.5%	22.3%

Selling, Marketing & Warehouse Expenses	$5,937	$5,797	$140	2.4%
General and Administrative Expenses	$4,169	$3,623	$546	15.1%
Operating Income	$2,785	$2,593	$192	7.4%
% of Sales	4.9%	4.8%

			Change
	FY 2018	FY 2017
TOTAL	YTD	YTD	$'s	%
Total Revenue	$112,689	$105,445	$7,244	6.9%
Total Cost of Revenue	$86,143	$80,257	$5,886	7.3%
Gross Profit	$26,546	$25,188	$1,358	5.4%
Gross Margin	23.6%	23.9%

Selling, Marketing & Warehouse Expenses	$12,247	$12,612	($365)	(2.9%)
General and Administrative Expenses	$8,776	$7,207	$1,569	21.8%
Operating Income	$5,523	$5,369	$154	2.9%
% of Revenue	4.9%	5.1%